Exhibit 35.1

CERTIFICATE OF COMPLIANCE
The undersigned hereby certifies that the undersigned is the duly elected and acting Senior Vice President, Chief Accounting Officer and Controller of DUKE ENERGY FLORIDA, LLC, as servicer (Servicer) under the Nuclear Asset-Recovery Property Servicing Agreement dated as of June 22, 2016 (Servicing Agreement) by and between the Servicer and DUKE ENERGY FLORIDA PROJECT FINANCE, LLC, and further certifies that:

1.
A review of the activities of the Servicer and of its performance under the Servicing Agreement as of December 31, 2016, and for the period of June 22, 2016, through December 31, 2016, has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.

2.
To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement as of December 31, 2016, and for the period of June 22, 2016, through December 31, 2016.

Date:	March 31, 2017	DUKE ENERGY FLORIDA, LLC,
as Servicer

	By:	/s/ William E. Currens Jr.
William E. Currens Jr.
Senior Vice President, Chief Accounting Officer and Controller
and senior officer in charge of the servicing function of
DUKE ENERGY FLORIDA, LLC